EXHIBIT 10.1

REGIONS FINANCIAL CORPORATION

2010 LONG TERM INCENTIVE PLAN

Section 12 of the Plan is hereby amended in its entirety to read as follows:

12. OTHER AWARDS

The Committee may grant other types of equity-based or equity-related Awards (including unrestricted shares of Stock) in such amounts and subject to such terms and conditions as the Committee will determine and may include, without limitation, Awards that upon grant are fully vested and non-forfeitable. However, the Committee’s ability to grant Other Awards is limited to those situations where such grant is made in lieu of cash compensation. Such Other Awards may entail the issue or transfer of actual shares of Stock or otherwise of amounts based on the value of shares of Stock. The terms and conditions applicable to Other Awards will be as determined by the Committee and set forth in an Award Agreement.